Exhibit 4.2

EXECUTION VERSION

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES OR BLUE SKY LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES (SUBJECT TO THE PROVISIONS OF ARTICLE 5 BELOW), SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

WARRANT TO PURCHASE STOCK

Issuer:BIOLASE, Inc., a Delaware corporation (the “Company”) Number of Shares:372,023 (as may be adjusted pursuant to Article 2) Warrant Price:$1.34

Issue Date:November 9, 2018

Expiration Date:November 9, 2026

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, SWK Funding LLC, a Delaware limited liability company, or its assignees (“Holder”), is entitled to purchase the number of fully paid and non-assessable shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), set forth above (the “Shares”), at the Warrant Price per Share set forth above, as the same may be adjusted from time to time pursuant to Article 2 of this Warrant (the “Warrant Price”), subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1. EXERCISE.

1.1

Method of Exercise. This Warrant is exercisable, in whole or in part, at any time and from time to time on or before the Expiration Date set forth above. Holder may exercise this Warrant by delivering the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the Company in accordance with Section 5.7 (or such other office or agency of the Company as it may designate by notice in writing to the Holder in accordance with Section 5.7). Unless Holder is exercising the cashless exercise right set forth in Section 1.2, Holder shall also deliver to the Company a check, wire transfer (to an account designated by the Company), or other form of payment acceptable to the Company in an amount equal to the aggregate Warrant Price for the Shares being purchased.

1.2	Cashless Exercise. In lieu of exercising this Warrant as specified in Section 1.1, Holder may from time to time exercise this Warrant, in whole or in part, by means of a

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“cashless exercise” in which the Holder shall be entitled to receive a certificate for the number of Shares determined in accordance with the following equation:

X	=(A - B) x C A

where

X	=the number of Shares purchasable upon a “cashless exercise” of the Warrant pursuant to the provisions of this Section 1.2;

A	=the Fair Market Value (defined below) per share of Common Stock on the date of the “cashless exercise”;

B=the Warrant Price for one Share under this Warrant; and

C	=the number of Shares as to which this Warrant is being exercised pursuant to the provisions of this Article 1.

If the foregoing calculation results in a negative number or zero, then no Shares shall be issued upon a “cashless exercise” pursuant to this Section 1.2. If the Holder does not agree with the Fair Market Value per share ultimately determined pursuant to Section 1.3(b) or Section 1.3(c), the Holder may, in its sole discretion (i) rescind the “cashless exercise”, (ii) pay the aggregate Warrant Price in the form of, at the Holder’s option, (1) a check payable to the Company or (2) a wire transfer of funds to an account designated by the Company, or (iii) proceed with the “cashless exercise” at the Fair Market Value per Share so determined. In the event that, upon the Expiration Date or other termination of this Warrant, the Fair Market Value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to this Section 1.2 as to all Shares (or such other securities) for which it shall not previously have been exercised, and the Company shall promptly deliver a certificate representing the Shares (or such other securities) issued upon such exercise to Holder.

1.3	Fair Market Value. For purposes of this Warrant, the “Fair Market Value” of a Share as of a particular date (the “Determination Date”) shall mean:

(a)

If the Common Stock is then publicly listed or quoted on one or more securities exchanges, inter-dealer quotation systems or over-the-counter markets, the fair market value of a Share shall be the closing price per share of Common Stock reported on the principal such exchange, system or market for the business day immediately before Holder delivers this Warrant together with its Notice of Exercise to the Company.

(b)

If the Determination Date is the date of a liquidation, dissolution or winding up, or any event deemed to be a liquidation, dissolution or winding up pursuant to the Company’s charter, then the fair market value of a Share shall be equal to all amounts to be payable per share to holders of the Common Stock pursuant to the charter in the event of such liquidation, dissolution or winding up, assuming for the purposes of this clause (b) that all of the shares of Common Stock

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then issuable upon exercise of all in-the-money options and warrants are outstanding at the Determination Date.

(c)

If the Common Stock is not then publicly listed or quoted on one or more securities exchanges, inter-dealer quotation systems or over-the-counter markets, then the Board of Directors of the Company (the “Board”) shall determine the fair market value of a Share in its reasonable good faith judgment; provided, however, if Holder advises the Board in writing that Holder disagrees with such determination, then the Company and Holder shall promptly agree upon a reputable investment banking firm to undertake such valuation. If the valuation of such investment banking firm results in a fair market value per Share that is more than 15% greater than that determined by the Board, then all fees and expenses of such investment banking firm shall be paid by the Company. In all other circumstances, such fees and expenses of such investment banking firm shall be paid by Holder.

1.4

Delivery of Certificate and New Warrant. Promptly after Holder exercises this Warrant and, if applicable, the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised and has not expired, a new warrant of like tenor representing a warrant to purchase the Shares not yet acquired.

1.5

Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company shall execute and deliver a replacement Warrant.

1.6

Sale, Merger, or Consolidation of the Company. For the purpose of this Warrant, “Acquisition” means any sale or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, or merger of the Company where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction. Upon the closing of any Acquisition, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing, and the Warrant Price shall be adjusted accordingly; provided, however, that if pursuant to such Acquisition the entire outstanding Shares issuable upon exercise of the unexercised portion of this Warrant are cancelled and the total consideration payable to the holders of such Shares consists entirely of cash, then, upon payment to the holder of this Warrant of an amount equal to the amount Holder would have received if Holder held Shares issuable upon exercise of the unexercised portion of this Warrant and such Shares were outstanding on the record date for the Acquisition less the aggregate Warrant Price of such Shares, this Warrant shall be cancelled.

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ARTICLE 2.

ADJUSTMENTS TO THE SHARES.

2.1

Stock Dividends, Splits, Etc. If the Company, at any time while this Warrant is outstanding: (a) pays a dividend on the Shares payable in Common Stock, (b) subdivides the outstanding Shares into a greater number of Shares, (c) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (d) issues by reclassification of shares of Common Stock any shares of capital stock of the Company, then in each such case (i) the Warrant Price will be adjusted by multiplying the Warrant Price then in effect by a fraction, the numerator of which equals the number of shares of Common Stock outstanding immediately prior to such event (excluding treasury shares, if any), and the denominator of which equals the number of shares of Common Stock outstanding immediately after such event (excluding treasury shares, if any), and (ii) the number of Shares issuable hereunder shall be concurrently adjusted by multiplying such number by the reciprocal of such fraction. Such adjustments will take effect on the effective date of such dividend, subdivision, combination or issuance by reclassification, as the case may be. The provisions of this Section 2.1 shall similarly apply to successive reclassifications, exchanges, combinations, substitutions, recapitalizations and reorganizations.

2.2	Reserved.

2.3

Adjustments for Diluting Issuances. In the event that the Company issues (a “Diluting Issuance”) any Additional Shares of Common Stock (as defined in the Company’s Certificate of Designations, Preferences and Rights of Series C Participating Convertible Preferred Stock (the “Certificate of Designations”), except that Sections 6(c)(ii)(C)(1) and 6(c)(ii)(C)(2) in such definition shall be deleted in their entirety) after the Issue Date set forth above, at a price per Share less than the then Exercise Price, then the Exercise Price shall be adjusted in accordance with the provisions set forth in Section 6(c) of the Certificate of Designations (the “Provisions”). For purposes of clarity, all references in such Section 6(c) to the “Initial Issue Date” shall mean the Issue Date, and to the “Conversion Price” shall mean the Exercise Price. The Company agrees that the Provisions, as in effect on the Issue Date, shall be deemed to remain in full force and effect during the term of the Warrant notwithstanding any subsequent amendment, waiver or termination thereof by the Company’s shareholders. Under no circumstances shall the aggregate Exercise Price payable by Holder upon exercise of the Warrant increase as a result of any adjustment arising from a Diluting Issuance.

2.4

No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article 2 against impairment. If the Company takes any action, a purpose of which is to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, the Warrant Price shall be adjusted downward and the number of Shares issuable

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upon the exercise of this Warrant shall be adjusted upward in such a manner that such action is offset and the aggregate Warrant Price of this Warrant is unchanged.

2.5

Fractional Shares. No fractional Shares shall be issuable upon exercise of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise of the Warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the Fair Market Value of a full Share.

2.6

Certificate as to Adjustments. Upon any adjustment pursuant to this Article 2, including any adjustments to the Warrant Price or number of Shares that are exercisable under this Warrant, the Company shall promptly notify Holder in writing, and, at the Company’s expense, promptly compute such adjustment, and furnish Holder with a certificate of its officer setting forth such adjustment and the facts upon which such adjustment is based.

ARTICLE 3.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

3.1	Representations and Warranties. The Company represents and warrants to the Holder as follows:

(a)The Company is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted.

(b)This Warrant constitutes the Company’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies. All corporate action has been taken on the part of the Company, its officers, directors, and stockholders necessary for the authorization, execution and delivery of this Warrant and the issuance of the Shares upon exercise of this Warrant.

(d) All Shares which may be issued upon the exercise of this Warrant  shall at all times during the term hereof and prior to exercise in full hereof be duly reserved out of the Company’s authorized and unissued capital stock for issuance upon exercise hereof and shall, upon issuance, be duly and validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

3.2

No Shareholder Rights; Preemptive Rights. Except as provided in this Warrant, Holder will not have any rights as a shareholder of the Company until the exercise of this Warrant. The Shares for which this Warrant is exercisable shall at all times be free from preemptive rights and any other rights (or the Company shall have received a valid waiver from

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all such holders of any such rights) that would prevent the exercise of this Warrant in full by the Holder.

3.3

Valid Issuance. The Company shall take all steps necessary to ensure that all Shares which may be issued upon the exercise of this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, free of any liens and encumbrances, and issued to the Holder without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange or similar quotation system upon which the Shares may be listed, except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

3.4

Notice of Certain Events. If Company proposes at any time (a) to declare any dividend or distribution upon its capital stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of Common Stock; (d) to consummate any Acquisition, or to liquidate, dissolve or wind up the Company; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the company’s securities for cash, then, in connection with each such event, the Company shall give Holder (1) in the case of the matters referred to in clauses (a) and (b) above at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Common Stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in clauses (c) and (d) above; (2) in the case of the matters referred to in (c) and (d) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of Common Stock will be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.

3.5

Information Rights. So long as Holder holds this Warrant and/or any of the Shares, the Company shall deliver to Holder (i) promptly, copies of all notices or other written communications to which Holder would be entitled if it held Shares as to which this Warrant was then exercisable, and (ii) within 45 days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements and within 90 days after the end of each fiscal year, the Company’s annual, audited financial statements; provided, however, that with regard to annual meeting proxy statements and clause (ii) of this Section 3.5, it is understood and agreed that there shall be no such delivery requirement with respect to any such proxy statements or financial statements if such documents are available on EDGAR.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF THE HOLDER.

The Holder represents and warrants to the Company as follows:

4.1Purchase for Own Account. This Warrant and the Shares to be acquired upon exercise of this Warrant by Holder are being acquired for investment for Holder’s account,

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not as a nominee or agent, and not with a view to the public resale or distribution in violation of applicable securities laws. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2Disclosure of Information. Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4	Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5

The Act. Holder understands that this Warrant and the Shares issuable upon exercise hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available.

ARTICLE 5.

MISCELLANEOUS.

5.1	Term. This Warrant is exercisable in whole or in part at any time and from time to time on or before the Expiration Date.

5.2	Legends.This Warrant and the Shares shall be imprinted with a legend in substantially the following form:

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD OR OTHERWISE

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TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

5.3

Cash Dividends and Cash Distributions. Subject to the other provisions of this Section 5.3, this Warrant shall at all times represent the Holder’s right to receive the same percentage of any cash dividends or cash distributions made by the Company that would have been received by the Holder if Holder had fully exercised this Warrant for the full amount of the unexercised Shares immediately prior to the close of business on the day immediately preceding the record date for such dividend. To that end, if the Company at any time or from time to time after the date hereof declares, orders, pays or makes a cash dividend or other cash distribution on or with respect to its shares of Common Stock, then, and in each such case, the Company shall reserve for, and hold for the benefit of, the Holder, a dollar amount equal to the amount (without interest) that the Holder would have received if it had fully exercised this Warrant for the full amount of the unexercised Shares immediately prior to the close of business on the day immediately preceding the record date for such dividend or other cash distribution, and the Holder shall be entitled to receive such amount in full upon the exercise of this Warrant. In lieu of receiving such cash payment, at its sole discretion, the Holder may choose to have the Warrant Price reduced by the amount of the cash, or value of the other securities or other property payable per share.

5.4

Compliance with Securities Laws on Transfer. This Warrant and/or the Shares issuable upon exercise of this Warrant may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee, and in connection with any proposed transfer of this Warrant or the Shares to any Person other than an Affiliate of the Holder, the transferor shall, if reasonably requested by the Company, deliver a legal opinion of counsel to the transferor (at the transferor’s expense).

5.5

Registration Rights. In the event that the Company, at any time prior to the Expiration Date, proposes to file on behalf of any stockholder or warrantholder a registration statement under the Act on any form (other than a registration statement on Form S-4 or Form S-

8) for shares or warrant shares held by any stockholder or warrantholder, the Company shall provide written notice to the Holder as soon as practicable of such proposed filing, but in no event shall such written notice be given to the Holder later than ten (10) days prior to the date that the Company intends to file such registration statement, and, subject to the receipt by the Company of any information of the Holder reasonably required to be included in the registration statement, the Holder shall have the right, in its discretion, to include the Shares of the Holder in such registration statement at the Company’s expense; provided, however, that the Holder shall have no such right with respect to any Shares that cannot be registered on such registration statement, as a result of the rules and regulations of the Securities and Exchange Commission. All legal and other fees and expenses incurred by the Holder in connection with such registration shall be borne by the Holder. The Holder shall not, in connection with any such registration, provide any information to the Company that contains any untrue statement of a material fact or fail to state a material fact

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required to be stated or necessary to make the statements provided to the Company not misleading, in light of the circumstances in which they were made.

5.6

Transfer Procedure. Subject to the provisions of Section 5.4 and upon providing the Company with written notice, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant to any transferee, provided, however, in connection with any such transfer, Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable).

5.7

Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be in writing and shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail or by overnight courier, postage prepaid (or on the first business day after transmission by facsimile), at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such holder from time to time.

All notices to Holder shall be addressed as follows until the Company receives notice of a change in address in accordance with this Section 5.7:

SWK Funding LLC

Attn: Chief Executive Officer 14755 Preston Road, Suite 105

Dallas, TX 75254

Telephone: 972-687-7250

Facsimile: 972- 687-7255

With a copy (which shall not constitute notice) to: Holland & Knight LLP

200 Crescent Ct., Suite 1600

Dallas, TX 75201

Telephone: 214-964-9500

Facsimile: 214-964-9501 Attention: Ryan Magee

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address in accordance with this Section 5.7:

BIOLASE, Inc.

Attn: Chief Executive Officer 4 Cromwell

Irvine, CA 92618

Telephone: 949-361-1200

Facsimile: 949-365-4913

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With a copy (which shall not constitute notice) to:

Sidley Austin LLP

1 South Dearborn Street Chicago, IL 60603

Telephone: 312-853-2217; 312-853-7443

Facsimile: 312-853-7036 Attention:Michael A. Gordon

Beth E. Peev

5.8

Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.9

Attorney’s Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.10	Counterparts. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement.

5.11	Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

5.12

Provisions for the Benefit of the Lenders. Notwithstanding anything herein to the contrary, nothing contained in this Warrant shall affect, limit or impair the rights and remedies of SWK in its capacity as a lender to the Company or any of the Company’s subsidiaries pursuant to the Credit Agreement among the Company, SWK, as Agent, Sole Lead Arranger and Sole Bookrunner, and the financial parties thereto from to time as lenders, dated as of the date hereof, or any other agreements or instruments entered into in connection therewith. Without limiting the generality of the foregoing, SWK in exercising its rights as a lender will not have any duty to consider (a) its status as a direct or indirect stockholder of the Company and the Company’s subsidiaries, (b) the direct or indirect ownership of the Shares, or (c) any duty it may have to any other direct or indirect stockholder of the Company and the Company’s subsidiaries, except as may be required under the applicable loan documents.

[SIGNATURES APPEAR ON NEXT PAGE]

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IN WITNESS WHEREOF, the undersigned have executed this Warrant as of the day and year first above written.

COMPANY: BIOLASE, INC.,

a Delaware corporation

By : --

Name: JoBeaver

Title:ancial Officer

[Signature Page to Warrant]

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SWK FUNDING LLC

4003812277351By: SWK Holdings Corporation, its sole Manager

[Signature Page to Warrant]

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APPENDIX 1 NOTICE OF EXERCISE

The undersigned, pursuant to the provisions set forth in the attached Warrant (No. ), hereby irrevocably elects to purchase (check applicable box):

Shares covered by such Warrant.

            The undersigned herewith makes payment of the full purchase price for such Shares at the price per share provided for in such Warrant, which is $ . Such payment takes the form of (check applicable box or boxes):

$ in lawful money of the United States; and/or

            the cancellation of such number of Shares as is necessary, in accordance with the formula set forth in Section 1.2, to exercise this Warrant with respect to Shares (using a Fair Market Value of $ per Share for purposes of this calculation) purchasable pursuant to the cashless exercise procedure set forth in Section 1.2.

The undersigned requests that the certificates for such Shares be issued in the name of, and delivered to whose  address is

.

By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Article 4 of the Warrant as of the date hereof.

HOLDER:

By:

Name:

Title:

(Date):

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Appendix 1-1